Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicole Culbertson
(650) 849-1649

Essex Property Trust Acquires Interest in
Luxury Orange County Condominium Project

Palo Alto, California – March 5, 2010 – Essex Property Trust, Inc. (NYSE:ESS) a fully integrated Real Estate Investment Trust (REIT) that invests in apartment communities located in highly desirable, supply-constrained markets, announced today that the Company has entered into a venture to acquire Essex Skyline at MacArthur Place, a 349-unit high rise condominium project in Santa Ana, California for $128 million.

The community consists of two adjacent 25-story towers with floor to ceiling windows and sizeable floor plans. Each unit features Viking appliances, hardwood and tile floors, nine to eleven foot ceilings and select units offer expansive views of Orange County. Property amenities include a gym and sauna, lap pool, yoga room, temperature controlled wine locker and presentation kitchen, bocce ball court, putting green, entertainment room and on-site concierge service. Essex Skyline at MacArthur Place is conveniently located in the South Coast Metro Area of Orange County close to John Wayne airport and multiple freeways, offering easy access to commute corridors. In addition it is nearby to a variety of world-class shopping, entertainment and fine dining.

Keith Guericke, President and Chief Executive Officer of Essex Property Trust, stated, “Essex Skyline at MacArthur Place is a luxury community located in the heart of California’s Orange County, known for its beaches, weather, and exceptional quality of life. We believe that rents in Orange County will recover faster than other areas given its improving employment outlook and limited supply of competing housing.” Mr. Guericke continued, “We acquired the property from the construction lender at approximately 55% of its initial construction cost, affording us the opportunity to own a well-located, upscale community that has tremendous appreciation potential when the rental market recovers and also provides attractive options when the for-sale condo market improves.”

The Company purchased Essex Skyline at MacArthur Place in a joint venture. Each owner will hold an approximate fifty percent economic interest in the property and its operations. Essex will receive fees and may earn a promoted interest for the acquisition, management and sale of the community.

For more information about Essex Skyline at MacArthur Place, please visit the community online at www.SkylineOCApts.com.

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 133 apartment communities (27,221 units), and has 930 units in various stages of development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

Forward looking statement – The statements which are not historical facts contained in this release such as the statements regarding the economic supply and demand and the  rental rate growth in the Irvine market in which Essex Skyline at MacArthur is located in as well as any statements regarding growth and return on investments, are forward-looking statements that involve risks and uncertainties, including but not limited to, unexpected changes in the economic conditions and market demand for rental units in the market in which Essex Skyline at MacArthur is located and growth of the Company. All forward-looking statements are made as of today, and the Company assumes no obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-Q for the period ending September 30, 2009 and Form 10-K for the year ended December 31, 2009.